Exhibit 99.1

News Release

SuperGen Reports 2009 Fourth Quarter and Year-End Financial Results

Achieves net income for quarter & year of $2.3 million and $4.7 million, respectively Ends year with over $100 million in cash, cash equivalents & marketable securities

DUBLIN, Calif., March 1, 2010:  SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, today reported financial results for the fourth quarter and year ended December 31, 2009.

The Company reported net income for the 2009 fourth quarter of $2.3 million, or $0.04 per share, compared with a net loss of $2.6 million, or $0.04 per share, for the same prior year period.  The Company reported net income for the year ended December 31, 2009 of $4.7 million, or $0.08 per share, compared with a net loss $9.1 million, or $0.16 per share, for the same prior year period.

Highlights for 2009 include:

•                  Dacogen® (decitabine) for Injection royalty revenue was $41.2 million for 2009 compared to $38.4 million for 2008, an increase of approximately 7% from the prior year.

•                  The Company ended the year with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling approximately $100.8 million.

•                  The Company’s net cash provided by operating activities was approximately $8.7 million during 2009 compared to approximately $1.7 million of net cash used in operating activities for the same prior year period.

•                  Execution of a multi-year discovery and development collaboration with GlaxoSmithKline (“GSK”) focused on undisclosed epigenetic targets.  The Company received $5 million in upfront payments, including a $3 million common stock investment, priced at a premium to market.  The collaboration has total development and commercialization milestones that could exceed $375 million, in addition to tiered royalties on net sales from any resulting products.

•                  Eisai initiated a Phase III clinical trial of Dacogen vs. Vidaza in MDS patients and Johnson & Johnson received expedited review and approval of Dacogen in China, the 20th country in which Johnson & Johnson now sells and markets Dacogen.

“During 2009, SuperGen made significant progress, operationally and financially.   The Company’s clinical-stage drugs, amuvatinib (MP-470), and the first-in-class PIM kinase inhibitor, SGI-1776,  advanced in the clinic, and pre-clinical research on SGI-110, a next-

generation hypomethylator, was undertaken in anticipation of entering that drug into Phase I trials this year.  Our proprietary computational drug discovery process, known as CLIMB™, and development expertise were validated further upon execution of a multi-year discovery and development collaboration with GSK,” said James S. Manuso, Ph.D., President and Chief Executive Officer.  “We continue to maintain a strong, debt-free, financial position with sufficient funds to execute our current and planned discovery and development initiatives.”

2009 Fourth Quarter Financial Results

Total revenues for the 2009 fourth quarter were $12.0 million compared with $11.9 million for the same prior year period.  Total revenues for the 2009 fourth quarter includes royalty revenue of $11.9 million compared with a similar amount for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2009 fourth quarter also include $97,000 of development and license revenue for amortization of deferred revenue relating to payments received pursuant to the research and license agreement entered into with GSK during October 2009. There was no similar development and license revenue for the same prior year period.

Excluding gain on sale of products, total operating expenses for the 2009 fourth quarter were $10.7 million, compared with $15.6 million for the same prior year period.  The primary reasons for the decrease in total operating expenses for the 2009 fourth quarter were a decrease in acquired in-process research and development expenses offset in part by modest increases in research and development expenses related to various product development activities and modest increases in general corporate expenses.  During the 2008 fourth quarter, acquired in-process research and development expenses related to a $5.2 million charge resulting from a milestone payment due to the former stockholders of Montigen Pharmaceuticals, consisting of $2.8 million in cash payments and the issuance of approximately $2.4 million in shares of our common stock.  There were no similar acquired in-process research and development expenses for the 2009 fourth quarter.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $693,000 for the 2009 fourth quarter compared with $758,000 for the same prior year period.

The gain on sale of products for the 2009 fourth quarter was $75,000 compared with $676,000 for the same prior year period.  The gain on sale of products for the 2009 fourth quarter related to a reduction in the estimated remaining price protection liability resulting from the sale in a prior year of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The gain on sale of products for the 2008 fourth quarter reflects the receipt of additional payments and a reduction in the estimated remaining price protection liability resulting from the sale of worldwide rights for Nipent to Hospira.

Income from operations for the 2009 fourth quarter was $1.4 million compared with a loss from operations of $3.0 million for the same prior year period.  The Company reported net income for the 2009 fourth quarter of $2.3 million, or $0.04 per share, compared with a net loss of $2.6 million, or $0.04 per share, for the same prior year period.  The net income for the 2009 fourth quarter includes an income tax benefit of $898,000 compared with $6,000 for the same prior year period.  The income tax benefit in 2009 was primarily due to the Worker, Home Ownership and Business Assistance Act of 2009 signed into law on November 6, 2009 by the President that allowed for certain net operating losses to be used to eliminate or refund alternative minimum tax.  Additional income tax benefits in 2009 and 2008 resulted from monetization of research credits and other state tax benefits.

2009 Year-End Financial Results

Total revenues for 2009 were $41.3 million compared with $38.4 million for the same prior year period.  Total revenues for 2009 includes royalty revenue of $41.2 million compared with $38.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for 2009 also include $97,000 of development and license revenue for amortization of deferred revenue relating to payments received pursuant to the research and license agreement entered into with GSK.  There was no similar development and license revenue for the same prior year period.

Excluding gain on sale of products, total operating expenses for 2009 were $38.7 million compared with $49.0 million for the same prior year period.  The primary reasons for the decrease in total operating expenses for 2009 were a decrease in acquired in-process research and development expenses, the elimination of operating expenses resulting from the cessation of our European operations including related severance expenses, a decrease in research and development expenses related to the staging of our product development activities and lower overall general corporate expenses.  During 2008, acquired in-process research and development expenses included a $5.2 million charge resulting from a milestone payment due to the former stockholders of Montigen Pharmaceuticals consisting of $2.8 million in cash payments and the issuance of approximately $2.4 million in shares of our common stock.  There were no similar acquired in-process research and development expenses during 2009.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $2.5 million in 2009 compared with $2.8 million for the same prior year period.

The gain on sale of products for 2009 was $595,000 compared with $2.2 million for the same prior year period.  The gain on sale of products for 2009 and 2008 relate to the receipt of additional payments and a reduction in the estimated remaining price protection liability resulting from the sale of the worldwide rights for Nipent to Hospira.

Income from operations for 2009 was $3.2 million compared with a loss from operations of $8.3 million for the same prior year period. The Company reported net income for 2009 of $4.7 million, or $0.08 per share, compared with a net loss of $9.1 million, or $0.16 per share, for the same prior year period.  The net loss for 2008 included an impairment charge of $3.1 million that reflected an other than temporary decline in value of the Company’s equity investments.  There was no similar impairment charge during 2009.  The net income for 2009 includes an income tax benefit of $886,000 compared with $48,000 for the same prior year period. The 2009 income tax benefit was primarily due to the Worker, Home Ownership and Business Assistance Act of 2009

signed into law on November 6, 2009 by the President that allowed for certain net operating losses to be used to eliminate or refund alternative minimum tax.  Additional income tax benefits in 2009 and 2008 resulted from monetization of research credits and other state tax benefits.

Financial Position

As of December 31, 2009, the Company had approximately $100.8 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $88.3 million at December 31, 2008.

2010 Financial Guidance

The initial financial guidance for 2010 is as follows:

•                  Royalty revenue for Dacogen is expected to increase up to 10% from the prior year to a range from $41 to $45 million.

•                  Development and license revenue is estimated at $500,000 and represents the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK.

•                  An additional payment of $700,000 related to the sale of Nipent to Hospira to be classified as gain on sale of products is expected to be received during 2010.

•                  Research and development expenses are expected to increase from the prior year to a range from $34 to $37 million.  The growth in expenses is influenced by increasing costs related to the Company’s clinical trial programs primarily for amuvatinib (MP-470), SGI-1776 and SGI-110, ongoing product development efforts intended to advance our product pipeline and additional investment in the discovery, pre-clinical, regulatory and clinical areas.

•                  General and administrative expenses are expected to increase modestly from the prior year and are estimated to be approximately $9.5 million.

•                  Net loss is currently anticipated to be less than $1 million for the year.

•                  Included in total operating expenses is non-cash stock-based compensation expense estimated at $3 million.

•                  Average annual shares outstanding are expected to be approximately 61 million common shares.

Recent Corporate News

October 2009:  SuperGen and GSK entered into a multi-year collaboration to discover and develop therapeutics based on epigenetic targets.  Epigenetics refers to the regulation of genes with mechanisms other than changes to the underlying DNA sequence. Epigenetic processes are widely believed to play a central role in the development and progression of almost all cancers.  Under the terms of the collaboration, the Company will progress candidate compounds through to early clinical proof of concept. GSK will then have the right to exercise an option to develop further and commercialize resulting products on a global basis.

In connection with the transaction, SuperGen received $5 million upfront, inclusive of a $3 million common stock investment, priced at a premium to market.  Total potential development and commercialization milestones payable to the Company could exceed $375 million, in addition to the potential for tiered royalties into the double digits range, payable on net sales of any resulting products.

November 2009:  The Company presented seven abstracts as poster presentations at the 2009 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics conference in Boston, MA.  The Company’s presentations reviewed clinical and non-clinical advances in the following compounds:  amuvatinib (MP-470); SGI-1776; SGI-110; SGI-1252; as well as two presentations on its Etk program.

December 2009:  The Company presented two abstracts for poster presentations at the 51st American Society of Hematology (ASH) Annual Meeting and Exposition in New Orleans, LA.  The first presentation reviewed non-clinical data of the Company’s compound SGI-1776 in therapeutic combination model systems with panobinostat, and the second presentation discussed the early data generated from the new Axl kinase program.

Conference Call Information

SuperGen will host a conference call to discuss the 2009 fourth quarter and year-end financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectations regarding the various abilities of amuvatinib (MP-470), including the results of related clinical trials, expectations regarding the various abilities of SGI-1776, including results of the related clinical trials, expectations regarding the various abilities of SGI-110, expectations about increases in royalty and development and license revenue, gains from sales of non-core assets, and decreases in certain operating expenses, estimates of the 2010 net loss, expectations that SuperGen will receive the balance of the purchase price for Nipent from Hospira, expectations about the successful development and recognition of any related milestone payments resulting from the multi-year collaboration with GSK to discover, develop and commercialize cancer therapeutics based on epigenetic targets, and SuperGen’s expectations about, and the successful development of, all of its pipeline products either through internal efforts or through existing or future partnerships.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition; the research and development of amuvatinib (MP-470), SGI-1776 and SGI-110; GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of that collaboration and whether any of those products will be commercially successful; and the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Hospira.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President	Manager
Corporate Communications & Business Development	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenues:
Royalty revenue	$11,873	$11,941	$41,156	$38,422
Development and license revenue	97	—	97	—
Total revenues	11,970	11,941	41,253	38,422

Operating expenses:
Research and development	8,340	8,157	29,689	32,685
General and administrative	2,343	2,258	8,994	11,119
Acquired in-process research and development	—	5,185	—	5,185
Gain on sale of products	(75)	(676)	(595)	(2,236)
Total operating expenses	10,608	14,924	38,088	46,753

Income (loss) from operations	1,362	(2,983)	3,165	(8,331)

Interest income	76	399	686	2,193
Other than temporary decline in value of investments	—	—	—	(3,055)
Other income (expense)	—	(15)	—	34
Income (loss) before income tax benefit	1,438	(2,599)	3,851	(9,159)

Income tax benefit	898	6	886	48

Net income (loss)	$2,336	$(2,593)	$4,737	$(9,111)
Net income (loss) per common share:
Basic	$0.04	$(0.04)	$0.08	$(0.16)
Diluted	$0.04	$(0.04)	$0.08	$(0.16)
Weighted average shares outstanding:
Basic	59,923	58,257	59,316	57,721
Diluted	60,229	58,257	59,340	57,721

SUPERGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,682	$48,908
Marketable securities	89,515	37,787
Income tax receivable	904	86
Prepaid expenses and other current assets	1,150	1,221
Total current assets	99,251	88,002

Marketable securities, non-current	3,570	1,617
Property, plant and equipment, net	4,205	4,437
Goodwill	731	731
Other intangibles, net	—	106
Restricted cash	2,255	2,367
Other assets	505	505
Total assets	$110,517	$97,765

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,011	$2,614
Accrued liabilities	234	422
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	50	125
Deferred revenue	509	—
Deferred rent	343	287
Accrued payroll and employee benefits	2,861	2,903
Total current liabilities	6,573	6,916

Deferred rent, non-current	19	358
Deferred revenue, non-current	1,939	—
Total liabilities	8,531	7,274

Total stockholders’ equity	101,986	90,491
Total liabilities and stockholders’ equity	$110,517	$97,765